  Exhibit 99.1

                                                                                      NEWS RELEASE

                                                                                                                                                                    Contacts:     Randy Guba, CFO

                                                                                                                                                                    Integrated Electrical Services, Inc.
  FOR IMMEDIATE RELEASE                                                                                                             713-860-1500

                                                                                         Ken Dennard / ksdennard@drg-e.com

                                                                                         Karen Roan / kcroan@drg-e.com

                                                                                         DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS
FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS

IES redeems term loan, issues $25 million senior subordinated notes

Board approves one million share repurchase program

HOUSTON — December 12, 2007 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced financial results for the fiscal fourth quarter and year ended September 30, 2007. The Company also announced that it has redeemed its $45.6 million senior secured term loan and has issued $25 million of senior subordinated notes to a current investor in the Company. Additionally, IES’ board of directors has authorized a one million share repurchase program. The purchases under the program will depend on market conditions and are not subject to a specific time line.

     Revenues for the fiscal fourth quarter of 2007 were $226.8 million compared to $250.0 million in last year’s fourth quarter. Gross margin for the 2007 fourth quarter was 14.5 percent compared to a gross margin of 14.6 percent in last year’s fourth quarter. Included in fourth quarter 2007 gross profit were $4.8 million in cost overruns related to legacy projects in one of the Company’s divisions.

Sales, general and administrative (“SG&A”) expenses were $32.9 million compared to SG&A expenses of $31.9 million in last year’s fourth quarter. Fourth quarter 2007 SG&A included a $1.3 million negative impact related to the above referenced legacy projects and $1.1 million in costs related to the Company’s ongoing investment in its transformation program to improve overall operational performance. There were also $0.8 million in restructuring charges included in fourth quarter 2007 results. Net loss from continuing operations for the fourth quarter of 2007 was $1.6 million, or a loss of $0.10 per share, compared to net income from continuing operations of $2.2 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2006.

Michael J. Caliel, IES’ President and Chief Executive Officer, stated, “In our continuing efforts to enhance the financial performance of the business for the year, we made significant progress in gross margins, cash management and reduction of days sales outstanding (DSOs). As a result of this focus on cash management, we recently retired our senior secured term loan facility and issued $25 million of senior subordinated notes to one of our current investors. Also, we recently amended our principal surety agreement, which almost doubles that capacity. The significant improvements in our balance sheet provide us substantial financial flexibility to pursue operational and strategic initiatives. Furthermore, the decision of the board of directors to authorize the one million share repurchase program is an affirmation of their confidence in the prospects of the Company.”

Caliel added, “However, we incurred cost overruns on certain legacy projects at one underperforming division that required us to take charges in the fourth quarter. While we were clearly disappointed in these cost overruns, the majority of our operations showed continued improvement in their performance during the year.”

FINANCIAL RESULTS OVERVIEW

The Company emerged from its financial reorganization on May 12, 2006, therefore, periods ended April 30, 2006 and prior are referred to as Predecessor and periods subsequent to April 30, 2006 are referred to as Successor.

FISCAL 2007 RESULTS

Revenues for the fiscal year ended September 30, 2007 were $892.8 million with gross profit of $144.9 million, a 16.2 percent gross margin, including the project cost overruns described above. This compares to revenues of $933.8 million with a gross profit of $140.9 million, a 15.1 percent gross margin, for fiscal year 2006. SG&A expenses for fiscal 2007 were $137.6 million including $7.1 million in costs related to the Company’s ongoing investment in its transformation program to improve overall operational performance and $1.3 million in additional costs related to the above referenced legacy projects. This compares to SG&A expenses of $123.1 million in fiscal year 2006. Net loss from continuing operations for fiscal 2007 was $1.0 million compared to net income from continuing operations of $25.9 million including a net reorganization gain of $27.2 million for fiscal 2006.

SEGMENT DATA

Segment revenues for Commercial / Industrial for fiscal year 2007 were $556.5 million at a gross margin of 15.6 percent compared to revenues of $538.0 million at a gross margin of 13.1 percent for fiscal year 2006. Residential revenues for fiscal year 2007 were $336.2 million at a gross margin of 17.4 percent compared to revenues of $395.8 at a gross margin of 17.8 percent for fiscal year 2006.

Segment revenues for Commercial / Industrial for the fourth fiscal quarter of 2007 were $149.9 million at a gross margin of 13.5 percent compared to revenues of $140.2 million at a gross margin of 12.3 percent for the fourth quarter of fiscal 2006. Residential revenues in the fourth quarter of 2007 were $76.9 million at a gross margin of 16.4 percent compared to revenues of $109.9 million at a gross margin of 17.7 percent in the fourth quarter of fiscal 2006.

BACKLOG

     For the fiscal year ended September 30, 2007, backlog was approximately $334.3 million compared to $329.5 million as of June 30, 2007 and $370.3 million as of September 30, 2006. The $36.0 million decline from the prior year is primarily attributable to the Company’s Residential segment due to reductions in multi-family housing demand.

DEBT AND LIQUIDITY

Total debt was $45.6 million as of September 30, 2007. As a result of the Company’s focus on cash management, unrestricted cash and cash equivalents continued to improve, totaling $69.7 million as of September 30, 2007 compared to $68.9 million as of June 30, 2007 and $28.2 million as of September 30, 2006.

EBITDA RECONCILIATION

     The Company has disclosed in this press release EBITDA (earnings before interest, taxes, depreciation and amortization) and EBITDAR (earnings before interest, taxes, depreciation, amortization and restructuring expenses) amounts that are non-GAAP financial measures. EBITDA and EBITDAR are also measures that are used in determining compliance with the Company’s senior secured credit facility. Therefore, management believes EBITDA and EBITDAR provide useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. In addition, IES has certain assets established as part of applying fresh-start accounting that will be amortized in the future. A reconciliation of EBITDA and EBITDAR to net income is found in the table below. For further details on the Company’s financial results, please refer to the Company’s annual report on Form 10-K, to be filed on or before December 14, 2007.

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Thursday, December 13, 2007, at 9:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2140 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 20, 2007. To access the replay, dial (303) 590-3000 using a pass code of due 11104150#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the Company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The Company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

Certain statements in this release including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to the company’s ability to meet financial covenants; increased costs of surety bonds required for certain projects; the inherent uncertainties relating to estimating future operating results and the company’s ability to generate sales, or operating income,; potential difficulty in addressing material weaknesses in the inventory and control environment at one business unit that has been identified by the company and its independent auditors; fluctuations in operating results because of downturns in levels of construction particularly residential construction; inaccurate estimates used in entering into and executing contracts; inaccuracies in estimating revenue and percentage of completion on contracts; difficulty in managing the operation of existing entities; the high level of competition in the construction industry both from third parties and ex-employees; increases in costs or limitations on availability of labor, especially qualified electricians, increase in costs of commodities used in our industry of steel, copper, aluminum and gasoline; weather related delays; accidents resulting from the numerous physical hazards associated with the company’s work; loss of key personnel particularly presidents of business units;; litigation risks and uncertainties, including in connection with the ongoing SEC investigation; unexpected liabilities or losses associated with warranties; difficulties in integrating new types of work into existing subsidiaries; inability of the company to incorporate new accounting, control and operating procedures and centralization of back office functions; the loss of productivity, either at the corporate office or operating level resulting from changed procedures or management personnel; disruptions or inability to effectively manage consolidations.

You should understand that the foregoing, as well as other risk factors discussed in this document, in IES’ annual report on Form 10-K for the year ended September 30, 2007 could cause future outcomes to differ materially from those expressed in such forward-looking statements. IES undertakes no obligation to publicly update or revise information concerning the company’s restructuring efforts, borrowing availability, or its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release. Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about us can be found at http://www.ies-co.com under "Investor Relations." Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

- Tables to follow -

INTEGRATED ELECTRICAL SERVICES INC., AND SUBSIDIARIES
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Successor	Successor	Successor	Successor	Predecessor	(Non GAAP)[1]
	Three Months Ended September 30, 2007 (Unaudited)	Three Months Ended September 30, 2006 (Unaudited)	Twelve Months Ended September 30, 2007 (Audited)	Five Months Ended September 30, 2006 (Audited)	Seven Months Ended April 30, 2006 (Audited)	Twelve Months Ended September 30, 2006 (Unaudited)
Revenues	$ 226,781	$ 250,024	$ 892,758	$ 416,975	$ 516,864	$ 933,839
Cost of services	193,871	213,393	747,840	356,036	436,947	792,983
Gross profit	32,910	36,631	144,918	60,939	79,917	140,856
Selling, general and administrative expenses	32,864	31,931	137,638	53,321	69,772	123,093
(Gain) loss on asset sales	58	89	(59)	18	107	125
Restructuring charges	824	-	824	-	-	-
Goodwill impairment	-	-	-	-	-	-
Income from operations	(836)	4,611	6,515	7,600	10,038	17,638
Reorganization items	-	982	-	1,419	(28,608)	(27,189)
Interest and other expense, net	756	1,052	5,499	2,566	15,171	17,737
Income (loss) from continuing operations before income taxes	(1,592)	2,577	1,016	3,615	23,475	27,090
Provision (benefit) for income taxes	(36)	417	2,041	425	758	1,183
Net income from continuing operations	(1,556)	2,160	(1,025)	3,190	22,717	25,907
Discontinued operations						
Loss from discontinued operations	(2,113)	(8,421)	(4,317)	(11,361)	(14,929)	(26,290)
Benefit from income taxes	410	-	(930)	-	-	-
Net income (loss) from discontinued operations	(2,523)	(8,421)	(3,387)	(11,361)	(14,929)	(26,290)
Net income (loss)	$ (4,079)	$ (6,261)	$ (4,412)	$ (8,171)	$ 7,788	$ (383)
Basic income (loss) per share:						
Continuing operations	$ (0.10)	$ 0.14	$ (0.07)	$ 0.21	$ 1.52	
Discontinued operations	(0.17)	(0.56)	(0.22)	(0.76)	(1.00)	
Total	$ (0.27)	$ (0.42)	$ (0.29)	$ (0.55)	$ 0.52	
Diluted income (loss) per share:						
Continuing operations	$ (0.10)	$ 0.14	$ (0.07)	$ 0.21	$ 1.48	
Discontinued operations	(0.17)	(0.56)	(0.22)	(0.74)	(0.97)	
Total	$ (0.27)	$ (0.42)	$ (0.29)	$ (0.53)	$ 0.51	
Shares used in the computation of earnings loss per share:						
Basic	15,092	14,971	15,059	14,971	14,971	
Diluted	15,092	15,374	15,059	15,374	15,374

1Effective April 30, 2006, we implemented fresh-start reporting in accordance with SOP 90-7. As a result of the application of fresh-start reporting, the financial statements prior to May 1, 2006 are not comparable with the financial statements for the period of May 1, 2006 to September 30, 2006. This combined presentation for the twelve month period ending September 30, 2006 reflects a non-GAAP financial measurement and the combined results are not intended to reflect pro-forma results as if the businesses were combined for the entire period. However, for our discussion of the results of operations, the twelve months ended September 30, 2006 have been compared to the twelve months ended September 30, 2007. We believe this comparison provides a better perspective of our on-going financial and operational performance. References to the twelve months ended September 30, 2006 financial information throughout this discussion combine the periods of October 1, 2005 to April 30, 2006 with May 1, 2006 to September 30, 2006. A reconciliation is provided to that effect in the table above.

INTEGRATED ELECTRICAL SERVICES, INC. AND SUBSIDIARIES

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

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